Exhibit 99.1

Nautilus, Inc. Reports First Quarter 2010 Results

VANCOUVER, Wash., May 12, 2010 — Fitness company Nautilus, Inc. (NYSE:NLS) today announced unaudited results for the first quarter ended March 31, 2010. Continuing operations include the Company’s direct and retail businesses. The Company’s commercial business is reported as a discontinued operation.

For the quarter ended March 31, 2010, the Company’s loss from continuing operations was $2.4 million, or $0.08 per share, an improvement of 56.3% when compared to the same period in 2009. The loss from continuing operations in the first quarter of 2009 was $5.4 million, or $0.18 per share. The Company reported net sales of $45.6 million in the first quarter of 2010, compared to $54.1 million in the first quarter of 2009.

Operating loss was $1.9 million for the first quarter 2010, compared to a loss of $3.7 million for the first quarter 2009, an improvement of 47.8%. The Company’s improved operating results were driven by an increase in operating income from the Company’s retail segment, company-wide cost reduction initiatives, and the impact of restructuring expenses on the first quarter of 2009. The improvements mentioned were partially offset by operating income declining for the direct segment in the first quarter of 2010, when compared to the same period in 2009.

For the first quarter of 2010, the Company’s earnings before interest, taxes, depreciation, and amortization (EBITDA) was a negative $0.2 million compared to a negative $1.3 million in the same period of 2009. A reconciliation of EBITDA compared to its nearest comparable measure under generally accepted accounting principles is appended to this release.

Loss from discontinued operations in the first quarter of 2010 was $5.4 million, or $0.17 per share, compared to a loss of $8.4 million, or $0.27 per share, in the first quarter of 2009. During the first quarter of 2010 the Company disposed of the Nautilus branded commercial product line and the factory in Virginia. A significant portion of the remaining commercial assets were sold effective April 30, 2010. A majority of the loss from discontinued operations in the first quarter of 2010 was attributable to operations which have now been sold.

Net loss in the first quarter 2010 was $7.8 million, or $0.25 per share, compared to net loss of $13.8 million, or $0.45 per share, in the first quarter 2009.

The Company generated net cash from operating activities of $0.9 million for the first quarter 2010, compared to $12.8 million for the comparable period in 2009. The cash generated in 2009 was particularly high as a result of the Company’s efforts to reduce working capital invested, primarily in our commercial business, in anticipation of discontinuing that segment.

As of March 31, 2010, the Company had no borrowings on its $15 million line of credit and cash of $16.3 million of which $4.4 million was restricted cash to support outstanding letters of credit. As of the same date, the Company also had $4.2 million of assets held for sale associated with the discontinued commercial business.

At December 31, 2009, the Company had no borrowings and cash of $12.2 million of which $4.9 million was restricted cash.

Comparative net sales by segment:

Three Months Ended	Mar 31, 2010	Mar 31, 2009	$ Change	% Change
(S thousands)
Direct	$28,503	$40,716	$(12,213)	-30.0%
Retail	15,931	12,548	3,383	27.0%
Unallocated Corporate	1,210	791	419	53.0%

Net Sales	$45,644	$54,055	$(8,411)	-15.6%

The Company’s first quarter 2010 net sales in its retail business increased 27.0% when compared to the same period in 2009, primarily driven by strong sell through of elliptical offerings and the Company’s re-designed bikes. Net sales in the Company’s direct business declined in the first quarter of 2010, when compared to the first quarter of 2009, primarily due to a 37% year over year decrease in the rate of credit approvals by the Company’s consumer credit finance partner. The Company’s consumer credit finance partner also reduced the rate of credit approvals by 26%, from the fourth quarter 2009 to the first quarter 2010. The Company does not believe the credit quality of its customers applying for credit has declined in proportion to the reduction in the rate of credit approvals from its consumer credit finance partner. Accordingly, the Company is in discussions with alternative providers of financing for customers of the direct business. The Company does not currently have any binding offers for a new consumer credit program.

Comparative segment operating income (loss):

Three Months Ended	Mar 31, 2010	Mar 31, 2009	$ Change	% Change
(S thousands)
Direct	$(1,536)	$2,738	$(4,274)	-156.1%
Retail	2,260	1,383	877	63.4%
Unallocated Corporate	(2,664)	(7,836)	5,172	66.0%

Operating Income (Loss)	$(1,940)	$(3,715)	1,775	47.8%

Consolidated gross profit margin in the first quarter 2010 was 50.3% of net sales, compared to 56.1% for the same period in 2009, reflecting a decline in the proportion of sales represented by the higher gross margin direct business. Gross profit margin in the direct business declined slightly to 61.5% for the first quarter 2010, compared to 63.0% for the same period in 2009 due to lower sales volume for the direct segment. The gross profit margin of our retail business was 26.5% in the first quarter of 2010, a decrease of 7.0 percentage points as compared to the first quarter of 2009. Higher gross profit margins in the first quarter of 2009 were due primarily to adjustments to certain previously estimated reserves to reflect lower expected costs resulting from the Company’s 2008 restructuring efforts, including warranty, freight, and reduced customer product returns.

Operating expenses in the first quarter 2010 declined by 26.8% to $24.9 million compared to $34.0 million in the first quarter of 2009. The decline was driven by previously implemented restructuring efforts, and reduced selling and marketing costs as the Company continues to better align expenses with revenue. First quarter 2009 operating expenses included $2.0 million of restructuring charges.

Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc., stated, “We are encouraged by the sales increase in our retail business during the quarter which indicates good acceptance for our retail products and an improving environment for sales of fitness equipment.”

Mr. Bramson continued, “In the direct business, acceptance of our new Nautilus Mobia™ low impact cardio product has exceeded our initial expectations. However, we had not anticipated that our third party consumer finance provider would materially reduce the rate of credit approvals compared to the immediately preceding quarter, as the credit quality of the applications received remained essentially unchanged. We are currently seeking a new provider for our direct business consumer financing and if we are successful in concluding a new arrangement we believe that the strong underlying demand for our products can be converted into improved sales later in the year.”

Conference Call

Nautilus will host a conference call today, May 12, at 4:30 p.m. EDT (1:30 p.m. PDT). It will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 763-5545 in North America, and international listeners may call (212) 231-2934.

A telephonic playback will be available from 6:30 p.m. PST, May 12, 2010, through 6:30 p.m. PST, May 26, 2010. Participants can dial (800) 633-8284 or (402) 977-9140 (international) pass code 21467952 to hear the playback.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn® Fitness, and Universal®, Nautilus markets innovative fitness products through direct and retail channels. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning anticipated or possible improvements in results of operations. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability and price of media time consistent with our cost and audience profile standards, our ability to successfully divest the remainder of our commercial business, our ability to generate sufficient positive cash flows or raise any necessary debt or equity, our ability to continue to reduce operating costs, a further decline in consumer spending due to unfavorable economic conditions, a change in the availability of credit for our customers who finance their purchases, our ability to complete a new agreement for financing of consumers in the direct business or to agree to satisfactory terms, our ability to effectively develop, market and sell future products, our ability to get foreign-sourced product through customs in a timely manner, our ability to effectively identify, negotiate and integrate any future strategic transactions, our ability to protect our intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including our use of foreign manufacturers, government regulatory action and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$11,953	$7,289
Trade receivables, net of allowances of $4,424 in 2010 and $4,160 in 2009	18,905	27,799
Inventories	14,809	13,119
Prepaids and other current assets	5,322	5,097
Income taxes receivable	238	13,178
Assets of discontinued operation held-for-sale	4,184	10,781

Total current assets	55,411	77,263
Restricted cash	4,353	4,933
Property, plant and equipment, net	6,792	8,042
Goodwill	2,876	2,794
Other intangible assets, net	20,322	20,838
Other assets	1,424	1,302

Total assets	$91,178	$115,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$24,443	$37,107
Accrued liabilities	7,586	10,744
Accrued warranty obligations, current portion	5,849	7,129
Deferred income tax liabilities	1,099	1,220

Total current liabilities	38,977	56,200
Income taxes payable	2,947	2,866
Deferred income tax liabilities – non-current	1,291	754
Other non-current liabilities	2,677	2,869

Total liabilities	45,892	62,689

Commitments and contingencies
Stockholders’ equity:
Common stock – no par value, 75,000 shares authorized, 30,744 shares issued and outstanding at March 31, 2010 and December 31, 2009	4,570	4,414
Retained earnings	33,345	41,136
Accumulated other comprehensive income	7,371	6,933

Total stockholders’ equity	45,286	52,483

Total liabilities and stockholders’ equity	$91,178	$115,172

NAUTILUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Net sales	$45,644	$54,055
Cost of sales	22,679	23,751

Gross profit	22,965	30,304

Operating expenses:
Selling and marketing	18,943	22,659
General and administrative	5,159	7,888
Research and development	803	1,423
Restructuring	—	2,049

Total operating expenses	24,905	34,019

Operating loss	(1,940)	(3,715)

Other income and expenses:
Interest income	11	9
Interest expense	—	(147)
Other expense	(24)	(292)

Total other expenses	(13)	(430)

Loss from continuing operations before income taxes	(1,953)	(4,145)
Income tax expense	418	1,279

Loss from continuing operations	(2,371)	(5,424)
Discontinued operation:
Loss from discontinued operation	(5,387)	(7,929)
Income tax expense from discontinued operation	33	466

Loss from discontinued operation, net of tax	(5,420)	(8,395)

Net loss	$(7,791)	$(13,819)

Loss per share from continuing operations:
Basic and diluted	$(0.08)	$(0.18)
Loss per share from discontinued operation:
Basic and diluted	$(0.17)	$(0.27)
Loss per share:
Basic and diluted	$(0.25)	$(0.45)
Weighted average shares outstanding:
Basic and diluted	30,744	30,614

Supplemental Non-GAAP Disclosures (unaudited, and in thousands)

	Three Months Ended March 31,
	2010	2009
Net loss from continuing operations (GAAP basis) after tax	(2,371)	(5,424)
Interest expense (income)	(11)	138
Income tax expense	418	1,279
Depreciation	1,251	1,902
Amortization	521	810

Total continuing operations EBITDA	$(192)	$(1,295)

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, the Company uses a non-GAAP measure, continuing operations EBITDA, which is derived from our GAAP loss from continuing operations as shown above. This non-GAAP measure is provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP measure provides useful information to both management and investors by providing an indication of pre-financing and pre-tax cash flows. This measure is not in accordance with, or an alternative to any, GAAP measure, and may be determined differently than similar measures used by other companies.

SOURCE: Nautilus, Inc.

For Nautilus, Inc.

Investor Relations

John Mills, 310-954-1100